PRESS RELEASE

For Immediate Release

Date:	October 27, 2005
Contact:	Red Lion Hotels Corporation
Julie Langenheim, Investor Relations Manager
(509) 777-6322
InvestorRelations@RedLion.com
or
CCG Investor Relations
Crocker Coulson, President
(310) 231-8600 ext 103
crocker.coulson@ccgir.com

Red Lion Hotels Corporation Reports Third Quarter Results
Execution of Key Strategic Elements Positions
Red Lion Brand for Future Growth
SPOKANE, WA, October 27, 2005 – Red Lion Hotels Corporation (NYSE:RLH) today announced results for the third quarter and the nine months ended September 30, 2005.
Key Third Quarter Results
▪	RevPAR at system wide hotels increased by 5.5%, to $55.90

▪	Revenues from continuing operations increased to $47.2 million

▪	Net income from continuing operations increased to $2.8 million

▪	Net income applicable to common shareholders increased to $6.8 million

▪	EBITDA from continuing operations increased to $10.8 million

▪	Completed the sale of six hotel properties

▪	Changed the company name to Red Lion Hotels Corporation

▪	Launched a new brand image and growth initiatives
“This was a very active and positive quarter for our company. We demonstrated our commitment to the Red Lion brand by changing our company name, introducing our new brand image and announcing our plan to expand to 100 markets. We completed the sale of six non-core hotel properties under our asset sale program and our capital reinvestment program is on track. Renovations progressed at three of our company-owned hotels and we are pleased with the gains in ADR achieved at these hotels. The results were in line with our expectations and validate our renovation strategy,” said Mr. Arthur M. Coffey, President and CEO of Red Lion Hotels Corporation.

Financial Results
Total revenues from continuing operations during the quarter were $47.2 million, up 0.3% from the same quarter of 2004. Revenues in the hotel segment were up 1.7% to $43.0 million. This increase was due to a 4.2% increase in RevPAR, which was partially offset by a decline in banquet revenue from reduced group business. Franchise and management revenues increased 15.9% to $0.8 million. Revenues in the entertainment segment were down $0.7 million or 27.8%, due to the fact that no shows were presented during the quarter, compared to four shows in the same quarter last year. Revenues in the real estate segment grew modestly to $1.3 million.
EBITDA from continuing operations was $10.8 million, up 4.6% from the same quarter of 2004, reflecting a slightly improved profit margin. Net income from continuing operations was $2.8 million, or $0.22 per fully diluted share, up 6.1% from the same quarter last year. Net income applicable to common shareholders was $6.8 million, or $0.51 per fully diluted share, up 93.2% from the same quarter last year, and includes a $2.7 million net after-tax gain from the sale of non-core hotel properties.
Total revenues from continuing operations for the nine months ended September 30, 2005 were $126.9 million, up 1.7% from the same period last year. EBITDA from continuing operations increased 2.7%, to $20.1 million. Net income from continuing operations was $0.6 million, or $0.05 per fully diluted share, down 53.2%% from the same period last year. Net income applicable to common shareholders was $5.4 million, or $0.41 per fully diluted share, up 240% from the same period last year, and includes a $2.7 million net after-tax gain from the sale of non-core hotel properties.
Hotel Operations
In the third quarter of 2005, RevPAR (revenue per available room) for comparable system-wide hotels (hotels owned, leased, managed and franchised for at least one year) increased by 5.5% over the same quarter of the previous year, to $55.90. This increase was primarily the result of a 4.7% increase in ADR (average daily rate) to $78.92, and a 0.6 point increase in average occupancy.
RevPAR from continuing operations at owned and leased hotels increased by 4.2%, driven by a 4.7% increase in ADR and offset by a 0.3 point decline in average occupancy. Average occupancy has not been adjusted to reflect out-of-service rooms related to the renovation program. Hotel revenues from continuing operations increased 1.7%, to $43.0 million. This was due to the 4.2% increase in RevPAR, and partially offset by the previously discussed decline in banquet revenue associated with reduced group business. Hotel operating expenses increased 1.6%, to $31.4 million. Hotel gross margin was unchanged at 27.0%.
“This marks the seventh consecutive quarter of RevPAR growth at Red Lion Hotels. We continued to improve our hotel metrics despite the potential for disruptions related to our renovation program. This demonstrates that our plan to minimize disruption and displacement at locations undergoing renovation is proceeding successfully,” commented John Taffin, Executive Vice President, Hotel Operations. “We also continued to focus on elevating our service standards. Our newly expanded service training program is designed to reinforce the high standards of personal connection and service that represent the ‘Red Lion Way.’”

The company’s new service training program will be implemented across all hotels in the Red Lion network, beginning with the newly renovated hotels. This first phase of the program is designed to capitalize on the synergies between the physical enhancements made to the hotels and the company’s increased focus on connecting with guests on a personal level. The program will be instituted at all owned, managed and franchised hotels.
Capital Reinvestment Program and Renovation Update
In the quarter, the company continued renovations at the Red Lion Hotel Seattle Airport in Washington, Red Lion Hotel Boise Downtowner in Idaho and the Red Lion Hotel Kelso in Washington. Third quarter results from these three hotels showed significant growth in ADR that contributed to their aggregate RevPAR growth, despite lower occupancy rates caused by renovated rooms being out of service. Renovations at these hotels are scheduled to be completed during the fourth quarter of 2005.
In October, renovations commenced at additional hotels and by year-end, 17 hotels will either be undergoing or have completed the renovation process. The company expects rate increases at these hotels, followed by growth in average occupancy as the upgrades are completed and all of the rooms are made available. The full scope of this $40 million capital reinvestment plan involves the upgrade of 31 company-owned Red Lion Hotels by mid-2006, giving the company a strong network of upgraded hotels as it enters the high travel season in the summer of 2006.
Recent Events
In the quarter, the company completed the sales of six hotel properties generating aggregate gross proceeds of $25.4 million. In addition, the company has non-contingent sale agreements in place for another hotel and the Crescent Court commercial complex, which are expected to close in the fourth quarter and generate gross proceeds of $24.2 million. The company also has contingent agreements for the sale of two other hotels. The company is selling these non-core assets to finance its $40 million capital reinvestment program. There are two remaining hotel properties that the company continues to market under this program.
In July, the company completed the sale of a fifty percent interest in the Kalispell Center retail and hotel complex in Kalispell, Montana. The purchaser was GVD Commercial Properties, Inc., an experienced developer that will help drive a multi-phase expansion and renovation of the retail property and allow the company to focus on its core hotel business.
Also in July 2005, Red Lion launched its newly designed website, www.redlion.com, another key element in the company’s plan to enhance its infrastructure. Among the site’s many industry-leading tools and functions are reference rates that give a guest an idea of costs even if the guest does not know travel dates, the ability to compare Red Lion’s rates against rates on other travel sites, online access to a live reservation agent and online redemption of the company’s proprietary “Only4Me Web Deals.”
After focusing for the past several years on developing a modern, scalable and efficient infrastructure, the company unveiled its new and revitalized brand image in September 2005. To demonstrate its commitment to the Red Lion brand, the company also changed its name from WestCoast Hospitality Corporation (NYSE: WEH) to Red Lion Hotels Corporation (NYSE: RLH). In addition, the company adopted a new corporate logo which communicates the strength, vitality and aggressiveness that represent today’s Red Lion. The new logo is available for viewing at www.redlion.com/graphics.

Also in September 2005, the company announced its growth strategy that leverages its brand equity in the Western U.S. to expand the Red Lion brand to more than 100 markets over the next five years. The initial focus of the expansion program will be in major cities in California, Arizona, Colorado, Minnesota and Texas. At the end of September 2005, the company highlighted the revitalized Red Lion brand and launched its new franchise initiative at The Lodging Conference in Phoenix, Arizona.
“This is an exciting time for our company. During the quarter, we continued to execute on our plan to rejuvenate the Red Lion brand and implement our growth strategy. We are laying the foundation that will support our growth, and we will continue to implement our strategies to expand the Red Lion brand,” Coffey concluded.
Conference Call
The company will host a conference call at 11:00 a.m. PDT (2:00 p.m. EDT) on Thursday, October 27, 2005 to discuss earnings for the third quarter of 2005. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (888) 639-6205. International callers should dial (703) 925-2608. There is no pass code required for this call. This conference call will also be broadcast live over the Internet and can be accessed by all interested parties at www.redlion.com, in the Investor Relations portion of the website. To listen to the live call, please go to the Red Lion website at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call on the Red Lion website for 90 days.
About Red Lion Hotels Corporation
Red Lion Hotels Corporation (NYSE: RLH) is a hospitality and leisure company primarily engaged in the ownership, management, development and franchising of upper mid-scale, full service hotels under its Red Lion® brand. The RLH hotel network is comprised of over 66 hotels located in 11 states and one Canadian province, with more than 11,600 rooms and 564,000 square feet of meeting space. The company also operates an entertainment and event ticket distribution business and a real estate business that develops, manages and brokers sales and leases of commercial real estate. The company is headquartered in Spokane, WA. For more information, please visit our website at www.redlion.com.
This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). The forward-looking statements in this press release are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Such risks and uncertainties include, among others, economic cycles; international conflicts; changes in future demand and supply for hotel rooms; competitive conditions in the lodging industry; relationships with franchisees and properties; impact of government regulations; ability to obtain financing; changes in energy, healthcare, insurance and other operating expenses; ability to sell non-core assets; ability to locate lessees for rental property and managing and leasing properties owned by third parties; dependency upon the ability and experience of executive officers and ability to retain or replace such officers as well as other matters discussed in the company’s annual report on Form 10-K for the 2004 fiscal year and in other documents filed by the company with the Securities and Exchange Commission.
# # #

Red Lion Hotels Corporation
Consolidated Statements of Operations
(unaudited)
($ in thousands, except footnotes)

	Three months ended September 30,
	2005	2004	$ Change	% Change

Revenue:
Hotels	$43,021	$42,295	$726	1.7%
Franchise and management	810	699	111	15.9%
Entertainment	1,828	2,533	(705)	-27.8%
Real estate	1,258	1,234	24	1.9%
Other	298	296	2	0.7%

Total revenues	47,215	47,057	158	0.3%

Operating expenses:

Hotels	31,417	30,920	497	1.6%
Franchise and management	145	360	(215)	-59.7%
Entertainment	1,607	2,349	(742)	-31.6%
Real estate	961	799	162	20.3%
Other	248	195	53	27.2%
Depreciation and amortization	2,950	2,657	293	11.0%
Hotel facility and land lease	1,718	1,728	(10)	-0.6%
Gain on asset dispositions, net	(550)	(133)	(417)	-313.5%
Undistributed corporate expenses	1,058	672	386	57.4%

Total expenses	39,554	39,547	7	0.0%

Operating income	7,661	7,510	151	2.0%

Other income (expense):
Interest expense	(3,607)	(3,661)	54	1.5%
Minority interest in partnerships, net	(168)	(55)	(113)	-205.5%
Other income, net	374	226	148	65.5%

Income from continuing operations before income taxes	4,260	4,020	240	6.0%

Income tax expense	1,449	1,371	78	5.7%

Net income from continuing operations	2,811	2,649	162	6.1%

Discontinued operations:
Income from operations of discontinued business units, net of income tax expense of $685 and $457	1,245	849	396	46.6%
Net gain on disposal of discontinued business units, net of income tax expense of $1,487	2,702	—	2,702

Income from discontinued operations	3,947	849	3,098	364.9%

Net income and income applicable to common shareholders	$6,758	$3,498	$3,260	93.2%

EBITDA (1)	$17,248	$12,690	$4,558	35.9%
EBITDA as a percentage of revenues (2)	31.5%	22.7%

EBITDA from continuing operations (1)	$10,817	$10,338	$479	4.6%
EBITDA from continuing operations (2) as a percentage of revenues	22.9%	22.0%

(1)	The definition of “EBITDA” and how that measure relates to net income is discussed further in this release under Non-GAAP Financial Measures. EBITDA represents net income (or loss) before interest expense, income tax benefit or expense, depreciation, and amortization. EBITDA is not intended to represent net income as defined by generally accepted accounting principles in the United States and such information should not be considered as an alternative to net income, cash flows from operations or any other measure of performance prescribed by generally accepted accounting principles in the United States. We utilize EBITDA because management believes that investors find it to be a useful tool to perform more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core on-going operations. EBITDA from continuing operations is calculated in the same manner, but excludes the operating activities of business units identified as discontinued.

(2)	The calculation of EBITDA as a percentage of revenues is based upon total operating revenues, from both continuing and discontinued operations, of $54,819,000 and $55,987,000 for the three months ended September 30, 2005 and 2004, respectively. EBITDA from continuing operations as a percentage of revenues is based upon the operating results of continuing business units as presented in the statements.

Red Lion Hotels Corporation
Earnings Per Share and Hotel Statistics
(unaudited)
(shares in thousands)

	Three months ended September 30,
	2005	2004

Earnings per common share:
Basic
Income applicable to common shareholders before discontinued operations (1)	$0.22	$0.20
Income from discontinued operations	0.30	0.07

Income applicable to common shareholders	$0.52	$0.27

Diluted
Income applicable to common shareholders before discontinued operations (1)	$0.22	$0.20
Income on discontinued operations	0.29	0.06

Income applicable to common shareholders	$0.51	$0.26

Weighted average shares — basic	13,120	13,059
Weighted average shares — diluted (2)	13,445	13,345
Key Comparable Hotel Statistics:

	Three months ended September 30,
	2005	2004	$ Change	% Change

Combined (owned, leased, managed and franchised) (3)

Average occupancy(4)	70.8%	70.3%
ADR(5)	$78.92	$75.39	$3.53	4.7%
RevPAR(6)	$55.90	$52.97	$2.93	5.5%

(1)	The net income used to calculate the net earnings per share applicable to common shareholders before discontinued operations includes all dividends on the retired cumulative preferred shares if applicable for the period presented.

(2)	For the three months ended September 30, 2005, 39,113 outstanding options to purchase common shares were considered dilutive, of the 1,018,895 options outstanding as of that date. For the three months ended September 30, 2004, none of the 593,033 options to purchase common shares outstanding as of that date were considered dilutive. In addition, the 286,161 convertible operating partnership (“OP”) units were considered dilutive and are therefore included in the calculation of diluted weighted average shares for both those same periods.

(3)	Includes all hotels owned, leased, managed and franchised for greater than one year by Red Lion Hotels Corporation. No adjustment has been made for hotels classified as discontinued operations.

(4)	Average occupancy represents total paid rooms divided by total available rooms. Total available rooms represents the number of rooms available multiplied by the number of days in the reported period.

(5)	Average daily rate (“ADR”) represents total room revenues divided by the total number of paid rooms occupied by hotel guests.

(6)	Revenue per available room (“RevPAR”) represents total room and related revenues divided by total available rooms.

Red Lion Hotels Corporation
Consolidated Statements of Operations
(unaudited)
($ in thousands, except footnotes)

	Nine months ended September 30,
	2005	2004	$ Change	% Change

Revenue:
Hotels	$112,786	$109,726	$3,060	2.8%
Franchise and management	2,228	2,021	207	10.2%
Entertainment	7,246	7,951	(705)	-8.9%
Real estate	3,716	4,171	(455)	-10.9%
Other	931	870	61	7.0%

Total revenues	126,907	124,739	2,168	1.7%

Operating expenses:
Hotels	89,503	87,422	2,081	2.4%
Franchise and management	408	823	(415)	-50.4%
Entertainment	6,396	6,998	(602)	-8.6%
Real estate	2,689	2,504	185	7.4%
Other	709	607	102	16.8%
Depreciation and amortization	8,671	7,733	938	12.1%
Hotel facility and land lease	5,203	5,506	(303)	-5.5%
Gain on asset dispositions, net	(857)	(529)	(328)	-62.0%
Undistributed corporate expenses	3,061	2,305	756	32.8%

Total expenses	115,783	113,369	2,414	2.1%

Operating income	11,124	11,370	(246)	-2.2%
Other income (expense):
Interest expense	(10,806)	(10,164)	(642)	-6.3%
Minority interest in partnerships, net	(153)	(11)	(142)	1290.9%
Other income, net	459	480	(21)	-4.4%

Income from continuing operations before income taxes	624	1,675	(1,051)	-62.7%

Income tax expense (benefit)	33	411	(378)	92.0%

Net income from continuing operations	591	1,264	(673)	-53.2%

Discontinued operations:
Income from operations of discontinued business units, net of income tax expense of $1,137 and $372	2,073	691	1,382	-200.0%
Net gain on disposal of discontinued business units, net of income tax expense of $1,487	2,702	—	2,702

Income from discontinued operations	4,775	691	4,084	591.0%

Net income	5,366	1,955	3,411	174.5%

Preferred stock dividend	—	(377)	377	100.0%

Income applicable to common shareholders	$5,366	$1,578	$3,788	240.1%

EBITDA (1)	$28,638	$23,764	$4,874	20.5%
EBITDA as a percentage of revenues (2)	19.5%	16.2%

EBITDA from continuing operations (1)	$20,101	$19,572	$529	2.7%
EBITDA from continuing operations (2) as a percentage of revenues	15.8%	15.7%

(1)	The definition of “EBITDA” and how that measure relates to net income is discussed further in this release under Non-GAAP Financial Measures. EBITDA represents net income (or loss) before interest expense, income tax benefit or expense, depreciation, and amortization. EBITDA is not intended to represent net income as defined by generally accepted accounting principles in the United States and such information should not be considered as an alternative to net income, cash flows from operations or any other measure of performance prescribed by generally accepted accounting principles in the United States. We utilize EBITDA because management believes that investors find it to be a useful tool to perform more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core on-going operations. EBITDA from continuing operations is calculated in the same manner, but excludes the operating activities of business units identified as discontinued.

(2)	The calculation of EBITDA as a percentage of revenues is based upon total operating revenues, from both continuing and discontinued operations, of $147,057,000 and $146,553,000 for the nine months ended September 30, 2005 and 2004, respectively. EBITDA from continuing operations as a percentage of revenues is based upon the operating results of continuing business units as presented in the statements.

Red Lion Hotels Corporation
Earnings Per Share and Hotel Statistics
(unaudited)
(shares in thousands)

	Nine months ended September 30,
	2005	2004

Earnings per common share:
Basic
Income applicable to common shareholders before discontinued operations (1)	$0.05	$0.07
Income on discontinued operations	0.36	0.05

Income applicable to common shareholders	$0.41	$0.12

Diluted
Income applicable to common shareholders before discontinued operations (1)	$0.05	$0.07
Income on discontinued operations	0.36	0.05

Income applicable to common shareholders	$0.41	$0.12

Weighted average shares — basic	13,096	13,043
Weighted average shares — diluted (2)	13,317	13,330
Key Comparable Hotel Statistics:

	Nine months ended September 30,
	2005	2004	$ Change	% Change

Combined (owned, leased, managed and franchised) (3)
Average occupancy(4)	62.8%	61.1%
ADR(5)	$74.49	$72.36	$2.13	2.9%
RevPAR(6)	$46.78	$44.19	$2.59	5.9%

(1)	The net income or loss used to calculate the net earnings or loss per share applicable to common shareholders before discontinued operations includes all dividends on the retired cumulative preferred shares if applicable for the period presented.

(2)	For the nine months ended September 30, 2005, 28,606 outstanding options to purchase common shares were considered dilutive, of the 1,018,895 options outstanding as of that date. For the nine months ended September 30, 2004, 752 options of the 593,033 options to purchase common shares outstanding as of that date were considered dilutive. In addition, the 286,161 convertible operating partnership (“OP”) units were considered dilutive and are therefore included in the calculation of diluted weighted average shares for both those same periods.

(3)	Includes all hotels owned, leased, managed and franchised for greater than one year by Red Lion Hotels Corporation. No adjustment has been made for hotels classified as discontinued operations.

(4)	Average occupancy represents total paid rooms divided by total available rooms. Total available rooms represents the number of rooms available multiplied by the number of days in the reported period.

(5)	Average daily rate (“ADR”) represents total room revenues divided by the total number of paid rooms occupied by hotel guests.

(6)	Revenue per available room (“RevPAR”) represents total room and related revenues divided by total available rooms.

Red Lion Hotels Corporation
Consolidated Balance Sheets
(unaudited)
($ in thousands, except share data)

	September 30,	December 31,
	2005	2004

Assets:
Current assets:
Cash and cash equivalents	$27,327	$9,577
Restricted cash	8,863	4,092
Accounts receivable, net	10,053	8,464
Inventories	1,792	1,831
Prepaid expenses and other	2,147	3,286
Assets held for sale:
Assets of discontinued operations	42,567	61,757
Other assets held for sale	715	1,599

Total current assets	93,464	90,606

Property and equipment, net	229,080	223,132
Goodwill	28,042	28,042
Intangible assets, net	13,050	13,641
Other assets, net	8,727	9,191

Total assets	$372,363	$364,612

Liabilities:
Current liabilities:
Accounts payable	$4,128	$4,841
Accrued payroll and related benefits	5,068	4,597
Accrued interest payable	672	700
Advance deposits	250	188
Other accrued expenses	14,948	7,322
Long-term debt, due within one year	3,581	7,455
Liabilities of discontinued operations	14,058	22,879

Total current liabilities	42,705	47,982
Long-term debt, due after one year	127,145	125,756
Deferred income	7,958	8,524
Deferred income taxes	15,977	15,992
Minority interest in partnerships	9,044	2,548
Debentures due Red Lion Hotels Capital Trust	47,423	47,423

Total liabilities	250,252	248,225

Stockholders’ equity:
Preferred stock - 5,000,000 shares authorized; $0.01 par value; no shares issued or outstanding	—	—
Common stock - 50,000,000 shares authorized; $0.01 par value; 13,127,200 and 13,064,626 shares issued and outstanding	131	131
Additional paid-in capital, common stock	84,825	84,467
Retained earnings	37,155	31,789

Total stockholders’ equity	122,111	116,387

Total liabilities and stockholders’ equity	$372,363	$364,612

Red Lion Hotels Corporation
Consolidated Statement of Cash Flows
(unaudited)
($ in thousands)

	Nine months ended September 30,
	2005	2004
Operating activities:
Net income	$5,366	$1,955
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,774	9,574
Gain on disposition of property, equipment and other assets, net	(752)	(530)
Gain on disposition of discontinued operations, net	(4,189)	—
Deferred income tax provision	(15)	2,047
Minority interest in partnerships	153	(68)
Equity in investments	53	(89)
Compensation expense related to stock issuance	138	—
Provision for doubtful accounts	160	188
Change in current assets and liabilities:
Restricted cash	(2,105)	320
Accounts receivable	(1,920)	(1,635)
Inventories	80	103
Prepaid expenses and other	1,061	(742)
Accounts payable	(682)	(1,443)
Accrued payroll and related benefits	261	1,185
Accrued interest payable	(41)	25
Other accrued expenses and advance deposits	7,818	3,411

Net cash provided by operating activities	14,160	14,301

Investing activities:
Purchases of property and equipment	(13,615)	(19,069)
Proceeds from disposition of property and equipment	4,808	198
Proceeds from disposition of discontinued operations	14,938	—
Proceeds from disposition of investment	—	94
Investment in Red Lion Hotels Capital Trust	—	(1,423)
Advances to Red Lion Hotels Capital Trust	(20)	(2,116)
Distributions from equity investee	117	449
Proceeds from collections under note receivable	493	1,725
Other, net	82	30

Net cash provided by (used in) investing activities	6,803	(20,112)

Financing activities:
Proceeds from note payable to bank	50	11,000
Repayment of note payable to bank	(50)	(11,000)
Proceeds from debenture issuance	—	47,423
Repurchase and retirement of preferred stock	—	(29,412)
Proceeds from long-term debt	3,875	83
Repayment of long-term debt	(7,164)	(3,335)
Proceeds from issuance of common stock under employee stock purchase plan	151	113
Preferred stock dividend payments	—	(1,011)
Proceeds from option exercises	69	140
Additions to deferred financing costs	(318)	(50)

Net cash provided by (used in) financing activities	(3,387)	13,951

Net cash in discontinued operations	174	(224)

Change in cash and cash equivalents:
Net increase (decrease) in cash and cash equivalents	17,750	7,916
Cash and cash equivalents at beginning of period	9,577	7,884

Cash and cash equivalents at end of period	$27,327	$15,800

Red Lion Hotels Corporation
Additional Hotel Statistics
(unaudited)
System Hotels as of September 30, 2005

			Meeting Space
	Hotels	Rooms	(sq. ft.)

Owned or Leased Hotels:(1)
Red Lion Hotels	33	6,089	308,828
WestCoast Hotels	3	692	40,500

	36	6,781	349,328

Managed Hotels:
Red Lion Hotels	1	150	5,234
WestCoast Hotels	1	72	1,800
Other Brands	1	254	36,000

	3	476	43,034

Franchised Hotels:
Red Lion Hotels	26	4,138	156,801
WestCoast Hotels	1	257	15,000
	27	4,395	171,801

Total	66	11,652	564,163

Comparable Hotel Statistics (2)

	Three months ended September 30, 2005			Three months ended September 30, 2004
	Average			Average
	Occupancy (3)	ADR (4)	RevPAR (5)	Occupancy (3)	ADR (4)	RevPAR (5)

Owned or Leased Hotels:
Continuing Operations	73.0%	$79.47	$57.99	73.3%	$75.90	$55.64
Discontinued Operations	63.8%	69.20	44.16	59.8%	65.63	39.28

	71.6%	78.13	55.96	71.3%	74.64	53.24

Combined System Wide (6)	70.8%	$78.92	$55.90	70.3%	$75.39	$52.97

Red Lion Hotels (Owned, Leased, Managed and Franchised) (7)	70.6%	$77.81	$54.96	70.8%	$74.51	$52.72

	Nine months ended September 30, 2005			Nine months ended September 30, 2004
	Average			Average
	Occupancy (3)	ADR (4)	RevPAR (5)	Occupancy (3)	ADR (4)	RevPAR (5)

Owned or Leased Hotels:
Continuing Operations	64.8%	$74.35	$48.16	62.8%	$72.20	$45.35
Discontinued Operations	48.2%	65.23	31.47	46.7%	62.95	29.39

	62.3%	73.32	45.71	60.5%	71.15	43.01

Combined System Wide (6)	62.8%	$74.49	$46.78	61.1%	$72.36	$44.19
Red Lion Hotels (Owned, Leased,

Managed and Franchised) (7)	63.6%	$73.31	$46.62	61.9%	$71.46	$44.26

(1)	Statistics include 5 hotels identified as discontinued business units, aggregating 993 rooms and 50,000 square feet of meeting space.

(2)	Includes all hotels owned, leased, managed and franchised for greater than one year by Red Lion Hotels Corporation.

(3)	Average occupancy represents total paid rooms divided by total available rooms. Total available rooms represents the number of rooms available multiplied by the number of days in the reported period.

(4)	Average daily rate (“ADR”) represents total room revenues divided by the total number of paid rooms occupied by hotel guests.

(5)	Revenue per available room (“RevPAR”) represents total room and related revenues divided by total available rooms.

(6)	Includes all hotels owned, leased, managed and franchised for greater than one year by Red Lion Hotels Corporation. No adjustment has been made for hotels classified as discontinued operations.

(7)	Includes all hotels owned, leased, managed and franchised for greater than one year operated under the Red Lion brand name. No adjustment has been made for hotels classified as discontinued operations.

Red Lion Hotels Corporation
Reconciliation of EBITDA to Net Income
(unaudited)
($ in thousands)
The following is a reconciliation of EBITDA and EBITDA from continuing operations to net income for the periods presented:

	Three months ended		Nine months ended
	September 30,		September 30,
	2005	2004	2005	2004
EBITDA from continuing operations	$10,817	$10,338	$20,101	$19,572
Income tax expense — continuing operations	(1,449)	(1,371)	(33)	(411)
Interest expense — continuing operations	(3,607)	(3,661)	(10,806)	(10,164)
Depreciation and amortization — continuing operations	(2,950)	(2,657)	(8,671)	(7,733)

Net income from continuing operations	2,811	2,649	591	1,264
Income from discontinued operations	3,947	849	4,775	691

Net income	$6,758	$3,498	$5,366	$1,955

EBITDA	$17,248	$12,690	$28,638	$23,764
Income tax expense	(3,621)	(1,827)	(2,662)	(783)
Interest expense	(3,884)	(4,082)	(11,836)	(11,452)
Depreciation and amortization	(2,985)	(3,283)	(8,774)	(9,574)

Net income	$6,758	$3,498	$5,366	$1,955

NON-GAAP FINANCIAL MEASURES
EBITDA is defined as net income (or loss), before interest, taxes, depreciation and amortization. EBITDA is considered a non-GAAP financial measurement. We believe it is a useful financial performance measure for us and for our shareholders and is a complement to net income and other financial performance measures provided in accordance with generally accepted accounting principles in the United States (“GAAP”). EBITDA from continuing operations is calculated in the same manner, but excludes the operating results of business units identified as discontinued under GAAP.
We use EBITDA to measure the financial performance of our owned and leased hotels because it excludes interest, taxes, depreciation and amortization, which bear little or no relationship to operating performance. By excluding interest expense, EBITDA measures our financial performance irrespective of our capital structure or how we finance our properties and operations. We generally pay federal and state income taxes on a consolidated basis, taking into account how the applicable taxing laws apply to our company in the aggregate. By excluding taxes on income, we believe EBITDA provides a basis for measuring the financial performance of our operations excluding factors that our hotels and other operations cannot control. By excluding depreciation and amortization expense, which can vary from hotel to hotel based on historical cost and other factors unrelated to the hotels’ financial performance, EBITDA measures the financial performance of our hotels without regard to their historical cost. For all of these reasons, we believe that EBITDA provides us and investors with information that is relevant and useful in evaluating our business.
However, because EBITDA excludes depreciation and amortization, it does not measure the capital we require to maintain or preserve our long-lived assets. In addition, because EBITDA does not reflect interest expense, it does not take into account the total amount of interest we pay on outstanding debt nor does it show trends in interest costs due to changes in our borrowings or changes in interest rates. EBITDA, as defined by us, may not be comparable to EBITDA as reported by other companies that do not define EBITDA exactly as we define the term. Because we use EBITDA to evaluate our financial performance, we reconcile all EBITDA measures to net income, which is the most comparable financial measure calculated and presented in accordance with GAAP. EBITDA does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to operating income or net income determined in accordance with GAAP as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity.